Exhibit 99.1

FOR IMMEDIATE RELEASE

May 27, 2011

Contacts:     Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA STATE BANK ACQUIRES DEPOSITS AND ASSETS OF

FIRST HERITAGE BANK, SNOHOMISH, WASHINGTON

TACOMA, Washington, May 27, 2011 — Columbia Banking System, Inc. (NASDAQ: COLB) today announced its wholly owned subsidiary, Columbia State Bank, has acquired all of the deposits and substantially all of the assets of First Heritage Bank from the Federal Deposit Insurance Corporation (FDIC), which was appointed receiver of the institution.

“We sincerely welcome former First Heritage Bank customers into our extended Columbia Bank network of 88 branches in Washington and Oregon. We are also looking forward to working with the First Heritage team, who have served their communities in Snohomish and King counties so well,” said Melanie Dressel, President and Chief Executive Officer, Columbia Banking System. “Branches will open under new ownership; however, customers will be able to bank as usual during regular business hours, and their deposits are safe, available and remain FDIC insured.”

Ms. Dressel continued, “We have long desired to become a Pacific Northwest regional community bank. The acquisition of the former First Heritage Bank’s five branches enhances our presence in Snohomish and King Counties and complements our new Skagit County footprint resulting from our acquisition of the former Summit Bank one week ago. These markets are important to the vitality of our state, and we welcome the opportunity to be a part of these communities.”

Columbia State Bank will acquire approximately $173 million in assets and $163 million in deposits located in five branches in Washington State: Snohomish, Everett, Monroe, Arlington and Woodinville. Approximately $142 million of First Heritage Bank’s total assets will be subject to a loss-sharing agreement with the FDIC. Columbia State Bank participated in a competitive bid process, whereby it agreed to assume substantially all of the assets and all deposits of First Heritage Bank. The accepted bid included a 0.75% deposit premium on non-brokered deposits and a negative bid of $10.5 million on net assets acquired. D.A. Davidson and Co. served as the financial advisor for Columbia in the transaction.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia State Bank, a Washington state-chartered full-service commercial bank which was awarded third place in the large employer category by Seattle Business Magazine’s 100 Best Companies to Work For 2010 and was designated one of Puget Sound Business Journal’s “Washington’s Best Workplaces 2010”.

Prior to the acquisition of First Heritage Bank, Columbia Banking System had 88 banking offices, including 63 branches in Washington State and 25 branches in Oregon. Columbia Bank does business under the Bank of Astoria name in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward-Looking Statements

This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.